 EXHIBIT 10.2

     STATE OF NEW HAMPSHIRE BUREAU OF SECURITIES REGULATION

DEPARTMENT OF STATE

CONCORD, NH 03301

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IN MATTER OF:	)
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ING LIFE INSURANCE AND ANNUITY COMPANY	)
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and,	)
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ING FINANCIAL ADVISERS, LLC	)	No. INV04-016
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RESPONDENTS	)
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______________________________________________________ )

Consent Agreement

     This Agreement is entered into by and between the State of New Hampshire, Department of State, Bureau of Securities Regulation ("Bureau") and ING Life Insurance and Annuity Company ("ILIAC") and ING Financial Advisers, LLC ("IFA") (collectively, "Respondents"). The parties hereby agree to the following:

I. Procedural History

1.	The Bureau commenced an adjudicative proceeding against the Respondents pursuant to NH Rev. Stat. § 421-B ("§ 421-B") on June 8, 2006. On that date, the Secretary issued a Cease and Desist Order, Order to Show Cause ("Order") against the Respondents, while the Bureau contemporaneously filed a Staff Petition for Relief ("Petition"). In the Petition, the Bureau alleged that the Respondents violated § 421-B by not disclosing several material facts. Further, the Bureau alleged in the Petition that the Respondents failed to retain email communications as prescribed by SEC and NASD rules. Consequently, the Secretary ordered the Respondents to i) cease and desist from further violations of § 421- B; ii) show cause as to why its broker-dealer license should not be revoked or suspended; iii) pay an administrative fine; iv) pay restitution and disgorgement to Plan participants; and v) reimburse the Bureau for its costs in this matter.

II. Provisions of this Agreement

2.	The Respondents enter into this Consent Agreement without admitting or denying any claim in this Agreement.

Restitution

3.	The Respondents shall collectively pay $2.775 million ($2,775,000) to Plan participants as disgorgement and/or restitution.

4.	Within sixty (60) days of executing this Agreement, the Respondents shall submit a report (the "Report") to the Bureau which clearly defines the Respondents’ proposed scheme of distribution. The Report shall become effective upon the Bureau’s approval.

5.	The payment scheme defined in the Report shall be consistent with the following: i) No member of the Bureau who participated in the resolution of this investigation shall be eligible for a distribution. ii) Participant distributions shall be calculated based upon the average month end account balance of each participant held within the Plan between November 30, 2000 and May 31, 2006. iii) No payment amounts or costs incurred by the Respondents pursuant to or in connection with this Agreement shall be borne directly or indirectly by the Plan or by any Plan participant. The Respondents agree and undertake that they and their affiliates shall not directly or indirectly assess any fee or charge to the Plan marketed, sold or provided by the Respondents or any participant therein to defray, recoup or reimburse any such payments or costs.

6. Within one hundred and eighty (180) days of the execution of this Agreement and continuing for at least five years from the date of this Agreement, the Respondents shall, except as provided below, include a separate document as a cover to, or otherwise prominently displayed with, every offer to invest in, or account opening package, for retirement products offered by the Respondents to retirement plans and programs under Internal Revenue Code sections 401(k), 403(b), 403(b)(7), and 457 (the "One-Page Disclosure"). The Respondents shall deliver the One-Page Disclosure to existing participants in the Respondents’ retirement plans and programs as a cover to, or otherwise prominently included with, a participant’s periodic statements during 2007 and, in any event, no later that December 2007, by the same delivery method (including paper or electronic delivery) such participants receive periodic statements. The One-Page Disclosure obligation shall not apply in situations involving fixed-only products (where no administrative fees or variable account fees are charged), or where the Respondents provide only third-party administrative services, or in instances where a plan or program’s employer-sponsor has specifically directed that it not be delivered despite Respondents’ request. Exhibit A is the current form of the One-Page Disclosure agreed to by the parties, subject to any other applicable regulatory review, requirements and approval.

Reimbursement for Investigative Cost of the Bureau

7.	The Respondents, via certified check or money order, shall collectively pay two hundred and twenty-five thousand (225,000) dollars for all costs associated with the Bureau’s investigation in this matter. Payment shall be received by the Bureau within ninety (90) days of the final execution of this Agreement. The certified check or money order shall be made payable to: Department of State, Bureau of Securities Regulation, State House – Room 204, Concord, NH 03301.

Other Provisions

8.	The Bureau and the Respondents enter into this agreement solely for the purpose of resolving the Petition and Order. This Agreement is not intended to be used for any other purpose.

9.	The Bureau enters into this Agreement to resolve all issues that were raised in the Petition and the Order.

10.	Neither this Agreement, nor any documents executed in furtherance of this Agreement, may be used as an admission of the allegations and claims within the Petition or Order.

11.	The Respondents shall not make any public statement, in regulatory filings or otherwise, which denies any allegation in this Agreement or implies that any factual allegation included herein lacks a factual basis. Nothing in this paragraph affects the Respondents’ testimonial obligations or right to take legal or factual positions in defense of litigation or in defense of a claim or other legal proceedings in which the Bureau is not a party.

12.	The Respondents enter into this Agreement voluntarily and represent that no threats, offers, promises or inducements of any kind have been made by the Bureau or any member, officer, employee, agent or representative of the Bureau to induce the Respondents to enter into this Agreement.

13.	The Respondents shall not seek or accept, directly or indirectly, reimbursement or indemnification, including, but not limited to any insurance policy, with regard to any monetary sum that the Respondents shall pay pursuant to this Agreement.

14.	Nothing shall preclude the Bureau from pursuing any civil, administrative or criminal action, pursuant to § 421-B or otherwise, against the Respondents as authorized by law, which is unrelated to the factual allegations in the Petition and this Agreement.

15.	The Respondents shall fully comply with all terms of this Agreement. If the Respondents violate any term of this Agreement in any material respect, the Bureau may pursue any civil, administrative or criminal action, pursuant to § 421-B or otherwise, against the Respondents as authorized by law.

16.	If compliance with any provision of this Agreement becomes impracticable as a result of a material change in a business practice(s) of the Respondents, the Respondents may petition in writing that the Bureau and the Respondents modify this Agreement.

17.	The Respondents shall bear their own fees – including, but not limited to attorneys fees – for their costs, direct or indirect, related in any way to this matter or this Agreement.

18.	This Agreement shall be governed by the laws of the State of New Hampshire.

19.	This Agreement shall be final and binding upon the Respondents, their parent corporation(s), subsidiaries, affiliates, successors and assigns.

20.	This Agreement fully satisfies all claims asserted by the Bureau in the Petition and Order.

Executed this 6th	day of October,	2006.
/s/Brian D. Comer			Brian D. Comer
Signature on Behalf of ILIAC			Print Name

Executed this 6th	day of October,	2006.
/s/Ronald R. Barhorst			Ronald R. Barhorst
Signature on Behalf of IFA			Print Name

Entered this 10th day of October, 2006. /s/ Mark Connolly Mark Connolly Director, Bureau of Securities Regulation

EXHIBIT A

Important Facts About [Name of Product]

This retirement product is not free. ING and the funds offered in the product charge various fees and expenses. Many fund companies pay ING in return for being offered as investment options, as well as for the recordkeeping and related services ING provides. Funds are selected based on the revenue they pay to ING and on ING’s assessment of their quality and cost. Both ING and the mutual fund companies seek to make a profit from the product.

Any fees that you pay as part of your retirement plan will have an impact on your savings over time. An investor in this product pays ING and the fund companies an average of __% of his or her account balance every year.

The table below shows the impact of the average fee on the account of an investor who saves $[the rounded average annual investment] at the beginning of each year over a twenty-year period, assuming that the investment portfolio (before fees) increases by 7% per year.

Year	End of year balance	End of year balance after
	without fees	average fee

1

5

10

15

20

Total impact of average fees = $